Exhibit 99.2

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except for per share data)

	Three Months Ended				12-Months Ended February 1, 2003
	May 4, 2002	August 3, 2002	November 2, 2002	February 1, 2003
Statements of Operations:
Net sales	$106,241	$92,144	$128,830	$174,239	$501,454
Cost of sales	60,897	56,782	73,995	110,692	302,366

Gross profit	45,344	35,362	54,835	63,547	199,088
Selling, general and administrative expenses	42,959	38,819	46,943	57,358	186,079

Income (loss) from operations	2,385	(3,457)	7,892	6,189	13,009
Interest, net, and other	8	45	(99)	215	169

Income (loss) before income taxes	2,393	(3,412)	7,793	6,404	13,178
Income tax provision (benefit)	979	(1,277)	2,961	2,647	5,310

Net income (loss)	$1,414	$(2,135)	$4,832	$3,757	$7,868

Net income (loss) per share—Basic (a)	$0.09	$(0.13)	$0.30	$0.24	$0.50

Weighted average shares outstanding—Basic (a)	15,807	15,880	15,905	15,916	15,877

Net income (loss) per share—Diluted (a)	$0.09	$(0.13)	$0.30	$0.23	$0.49

Weighted average shares outstanding—Diluted (a) (b)	15,990	15,880	15,960	16,001	16,010

	Three Months Ended				12-Months Ended February 1, 2003
	May 4, 2002	August 3, 2002	November 2, 2002	February 1, 2003
Channel Net Sales:
Catalog	$48,688	$39,378	$57,051	$83,609	$228,726
Internet	36,801	28,894	41,053	53,293	160,041
Retail	20,752	23,872	30,726	37,337	112,687

Note (a):	The above weighted average shares outstanding and net income (loss) per share amounts reflect a 50% stock dividend having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002.

Note (b):	For the three months ended August 3, 2002, 209 potentially dilutive common shares were excluded from average shares because they were antidilutive.